MFA
FINANCIAL, INC.
350 Park Avenue New York, New York 10022 (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

September 20, 2010		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.
Announces Chief Financial Officer Appointment

MFA Financial, Inc. (NYSE: MFA) today announced that Stephen D. Yarad was appointed as MFA’s Chief Financial Officer.  Mr. Yarad will begin his employment with MFA on September 20, 2010, at which time he will replace William S. Gorin as Chief Financial Officer.  Mr. Gorin, who has served as MFA's Chief Financial Officer since 2001 and as President since June 2008, will continue to serve as President and will remain a director of the Company.  Mr. Yarad comes to MFA with almost 19 years in public accounting serving financial services companies.   Prior to joining MFA, Mr. Yarad was a partner with KPMG LLP based in New York in the firm’s financial services audit practice.  Mr. Yarad is licensed as a Certified Public Accountant in both New York and New Jersey.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.